EXHIBIT 15

Independent Registered Public Accounting Firm’s Acknowledgement Letter

The Shareholders and Board of Directors
State Street Corporation

We are aware of the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement (Form S-8, No 333-99989), pertaining to the State Street Corporation 1997 Equity Incentive Plan, of our report dated May 4, 2006 relating to the unaudited condensed consolidated interim financial statements of State Street Corporation that are included in its Form 10-Q for the quarter ended March 31, 2006.

Under Rule 436(c) of the 1933 Act, our reports are not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the 1933 Act.

/s/ Ernst & Young LLP
ERNST & YOUNG LLP

Boston, Massachusetts
July 7, 2006